UNITED STATES
SECURITIES AND EXCHANGE
 COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2011

CPI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-51928 (Commission File Number)	75-3142681 (I.R.S. Employer Identification No.)
811 Hansen Way, Palo Alto, California 94303 (Address of Principal Executive Offices and Zip Code)
(650) 846-2900 (Registrant’s telephone number, including area code)
Not Applicable (Former name, former address and former fiscal year, if changed since last report)

☐ Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition

CPI International, Inc. (the “Company”) is electing to provide preliminary estimated unaudited selected results for the three months ended December 31, 2010, which comprise the Company’s first quarter of fiscal year 2011.  The Company is providing this information on a one-time basis only and does not intend to update this information prior to filing its Quarterly Report on Form 10-Q for such period.  The Company has not yet finalized its financial results for the period. However, based on its unaudited preliminary analysis, the Company estimates that it will have the following selected results for the three months ended December 31, 2010 (or, in the case of backlog and cash and cash equivalents, as of December 31, 2010) (presented as estimated ranges):

•	orders of between $98 million and $100 million (as compared to orders of $93 million for the three months ended January 1, 2010),
•	backlog of between $251 million and $253 million (as compared to backlog of $242 million as of October 1, 2010),
•	sales of between $88 million and $90 million (as compared to sales of $83 million for the three months ended January 1, 2010),
•	Adjusted EBITDA of between $12.5 million and $13.5 million (as compared to Adjusted EBITDA of $13.1 million for the three months ended January 1, 2010), and
•	cash and cash equivalents of between $59 million and $60 million.

EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Estimated Adjusted EBITDA for the period presented represents estimated EBITDA of $9 million to $10 million, further adjusted to exclude estimated stock compensation expense of $0.8 million and estimated strategic alternative transaction expenses of $2.7 million. Using the estimates set forth above, for the 12 months ended December 31, 2010, the Company estimates sales of between $366 million and $368 million and Adjusted EBITDA of between $61 million and $62 million. For the 12 months ended December 31, 2009, the Company had sales of $338 million and Adjusted EBITDA of $56.4 million.

EBITDA and Adjusted EBITDA are financial measures not prepared in accordance with generally accepted accounting principles (“GAAP”).  The Company believes that GAAP-based financial information for leveraged businesses, such as the Company’s business, should be supplemented by EBITDA and Adjusted EBITDA so that investors better understand the Company’s operating performance in connection with their analysis of the Company’s business.  In addition, the Company’s management team uses EBITDA and Adjusted EBITDA to evaluate the Company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA and Adjusted EBITDA differently and, as a result, the Company’s measures may not be directly comparable to EBITDA or Adjusted EBITDA of other companies.  Because EBITDA and Adjusted EBITDA do not include certain material costs, such as interest and taxes, necessary to operate the Company’s business, when analyzing the Company’s business, these non-GAAP financial measures should be considered in addition to, and not as a substitute for, net income (loss) or any other performance measure prepared in accordance with GAAP.  At this time, the Company is unable to provide a reconciliation of estimated EBITDA or estimated Adjusted EBITDA to estimated net income without unreasonable efforts.

The preliminary estimated financial and operating data described herein is unaudited and subject to revision based on the completion of the accounting and financial reporting processes necessary to complete the Company’s financial closing procedures and complete our financial statements for the three months ended December 31, 2010. In addition, the estimates set forth were prepared by the Company’s management and are based on a number of assumptions, estimates and business decisions that are inherently subject to significant business and economic conditions and competitive uncertainties and contingencies, many of which are beyond its control. You should understand that important factors, including those discussed in the Company’s public filings, could cause its actual results to differ from these estimates and those differences may be material. The estimates for any interim period are not necessarily indicative of results for any future period. The Company does not intend to update or otherwise revise the estimates to reflect future events. The preliminary estimated financial and operating data included in this report has been prepared by, and are the responsibility of, the Company’s management. KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary estimated financial and operating data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

The information contained in this Current Report on Form 8-K under Item 2.02 has been “furnished” and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section. The information in this Current Report under Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 7.01    Regulation FD Disclosure

The information contained in Item 2.02 above is hereby incorporated in this Item 7.01 by reference.

The information contained in this Current Report on Form 8-K under Item 7.01 has been “furnished” and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section. The information in this Current Report under Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       CPI INTERNATIONAL, INC.

Dated: January 28, 2011	/s/ JOEL A. LITTMAN
Joel A. Littman Chief Financial Officer